Exhibit 10.1

DIGITAL REALTY

2025 CARRIED INTEREST PLAN

1.Purpose. The purpose of this Digital Realty 2025 Carried Interest Plan (the “Plan”) is to attract, retain and incentivize certain executives and other employees of Digital Realty Trust, Inc. (the “Company”), Digital Services, Inc. (the “Services Company”), Digital Realty Trust, L.P. (the “Partnership”) and their Subsidiaries in connection with, and to recognize the success of, certain designated investments which are made by the Company Group. This Plan is effective as of August 27, 2025 (the “Effective Date”), the date on which it was approved by the Board.
2.Definitions. Capitalized terms used but not otherwise defined in this Plan shall have their respective meanings set forth below.
(a)“2014 Plan” shall mean the Digital Realty Trust, Inc., Digital Services, Inc. and Digital Realty Trust, L.P. 2014 Incentive Award Plan, as amended and/or restated from time to time.
(b)“Administrator” shall mean the Committee or such individual(s) to whom authority to administer the Plan has been delegated under Section 3 hereof.
(c)“Appreciation Interest Award” shall mean each grant by the Company of an Appreciation Interest Percentage pursuant to the Plan.
(d)“Appreciation Interest Percentage” shall mean a notional interest granted under the Plan (designated as a percentage), the value of which is determined by reference to the value of an equivalent Carried Interest Percentage (in the case of an Appreciation Interest Percentage granted with respect to Designated Funds) or a Promote Percentage (in the case of an Appreciation Interest Percentage granted with respect to Designated JVs), in each case on the applicable Carried Interest Payment Date(s), subject to the terms, conditions and limitations set forth in the Plan.
(e)“Award” shall mean any Carried Interest Award or Appreciation Interest Award issued under the Plan.
(f)“Award Agreement” shall mean (i) with respect to a Carried Interest Award, an award agreement in a form prescribed by the Company, executed by a Participant, the Company and the applicable Carry Vehicle, setting forth the terms, conditions and limitations applicable to such Award, and (ii) with respect to an Appreciation Interest Award, an award agreement in a form prescribed by the Company, executed by a Participant and the Company, setting forth the terms, conditions and limitations applicable to such Award.
(g)“Board” shall mean the Board of Directors of the Company.
(h)“Carried Interest” shall mean: (i) with respect to any Designated Fund, the applicable “Carried Interest” (as defined in the applicable Designated Fund Agreement) with respect to such Designated Fund payable in accordance with the applicable Designated Fund Agreement, and (ii) with respect to any Designated JV, the applicable “Promote” (as defined in the applicable Designated JV Agreement) with respect to such Designated JV payable in accordance with the applicable Designated JV Agreement.
(i)“Carried Interest Award” shall mean each grant by any Carry Vehicle of a Carried Interest Percentage or a Promote Percentage pursuant to the Plan.

(j)“Carried Interest Payment Date” shall mean: (i) with respect to any Carry Vehicle that covers one or more Designated Funds, any date on which such Carry Vehicle distributes all or any portion of any Carried Interest for any such Designated Fund to its limited partners in accordance with the applicable Carry Vehicle Agreement, and (ii) with respect to any Carry Vehicle that covers one or more Designated JVs, the date on which such Carry Vehicle distributes all or any portion of any Promote for any such Designated JV to its Promote Members (as defined in the applicable Carry Vehicle Agreement) in accordance with the applicable Designated JV Agreement and Carry Vehicle Agreement, in each case as determined by the Administrator.
(k)“Carried Interest Percentage” shall have the meaning set forth in the applicable Carry Vehicle Agreement for one or more Designated Funds. Each Carried Interest Percentage shall entitle the Participant holding such Carried Interest Percentage to distributions pursuant to the applicable Carry Vehicle Agreement and is intended to constitute a “profits interest” within the meaning of Internal Revenue Service Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191.
(l)“Carry Vehicle” shall mean, with respect to any Designated Fund or Designated JV, the carry vehicle or other special purpose entity entitled to receive, directly or indirectly, all or a portion of the applicable “Carried Interest” (as defined in the applicable Designated Fund Agreement) with respect to such Designated Fund or “Promote” (as defined in the applicable Designated JV Agreement) with respect to such Designated JV, as applicable, in accordance with the applicable Carry Vehicle Agreement.
(m)“Carry Vehicle Agreement” shall mean, with respect to any Carry Vehicle, the agreement of limited partnership, limited liability company agreement or similar governing document of such Carry Vehicle, as in effect from time to time.
(n)“Cause” shall mean, with respect to any Participant, “Cause” as defined in the Participant’s Participant Agreement if such a Participant Agreement exists and contains a definition of Cause, or, if no Participant Agreement exists or the Participant Agreement does not contain a definition of Cause, then “Cause” shall mean (i) the Participant’s willful and continued failure to substantially perform his or her duties with the Company Group (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant, which demand specifically identifies the manner in which the Company believes that the Participant has not substantially performed his or her duties; (ii) the Participant’s willful commission of an act of fraud or dishonesty resulting in economic or financial injury to the Company Group; (iii) the Participant’s conviction of, or entry by the Participant of a guilty or no contest plea to, the commission of a felony or a crime involving moral turpitude; (iv) a willful breach by the Participant of any fiduciary duty owed to the Company Group which results in economic or other injury to the Company Group; (v) the Participant’s willful and gross misconduct in the performance of his or her duties that results in economic or other injury to the Company Group; or (vi) a material breach by the Participant of any of his or her obligations under any agreement with the Company Group after written notice is delivered to the Participant which specifically identifies such breach.  For purposes of this provision, no act or failure to act on the Participant’s part will be considered “willful” unless it is done, or omitted to be done, by the Participant in bad faith or without reasonable belief that his or her action or omission was in the best interests of the Company Group.
(o)“Code” shall mean the Internal Revenue Code of 1986, as amended.
(p)“Committee” shall mean the Talent and Compensation Committee of the Board or another committee or subcommittee of the Board described in Section 3 hereof.

(q)“Company Group” shall mean the Company, the Partnership, the Services Company and their respective Subsidiaries.
(r)“Continuous Service” shall mean with respect to any Participant, the Participant’s continued employment or service (as applicable) with the Company Group without termination of such employment or other service relationship. The Administrator, in its sole discretion, shall determine the effect of all matters and questions relating to Continuous Service, including, without limitation, the question of whether and when Continuous Service has terminated, as well as all questions of whether particular changes in service status or leaves of absence constitute a termination of Continuous Service, subject to Section 12(b) below.
(s)“Designated Fund” shall mean each investment fund set forth on Exhibit A hereto and each other investment fund (or pooled group of investments) advised or managed by the Company or any other member of the Company Group that is designated as a Designated Fund by the Committee from time to time.
(t)“Designated Fund Agreement” shall mean, with respect to any Designated Fund, the agreement of limited partnership or similar governing document of such Designated Fund, as in effect from time to time.
(u)“Designated JV” shall mean each joint venture set forth on Exhibit A hereto and each other joint venture managed by the Company or any other member of the Company Group that is designated as a Designated JV by the Committee from time to time.
(v)“Designated JV Agreement” shall mean, with respect to any Designated JV, the limited liability company agreement, agreement of limited partnership or similar governing document of such Designated JV, as in effect from time to time.
(w)“Disability” shall mean, with respect to any Participant, a disability that qualifies or, had the Participant been a participant, would qualify the Participant to receive long-term disability payments under the Company’s (or, as applicable, another member of the Company Group’s) group long-term disability insurance plan or program, as it may be amended from time to time.
(x)“Eligible Employee” shall mean any employee of the Company Group who directly or indirectly provides services to or for the benefit of a Designated Fund or Designated JV, as determined by the Administrator.
(y)“Executive Participant” shall mean each Participant designated by the Administrator as such pursuant to the Plan.
(z)“Fully-Vested” shall mean any portion of an Award that satisfies both the Service Condition and the Performance Condition (each as defined below).
(aa)“Good Reason” shall mean, with respect to any Participant, “Good Reason” as defined in the Participant’s Participant Agreement if such a Participant Agreement exists and contains a definition of Good Reason, or, if no Participant Agreement exists or the Participant Agreement does not contain a definition of Good Reason, then “Good Reason” means, without the Participant’s prior written consent, the relocation of the Company Group’s offices at which the Participant is principally employed (the “Principal Location”) to a location more than forty-five (45) miles from such location, or the Company Group’s requiring the Participant to be based at a location more than forty-five (45) miles from the Principal Location, except for required travel on Company Group business. Notwithstanding the foregoing, the

Participant will not be deemed to have resigned for Good Reason unless (x) the Participant provides the Company with notice of the circumstances constituting Good Reason within sixty (60) days after the initial occurrence or existence of such circumstances, (y) the Company Group fails to correct the circumstance so identified within 30 days after the receipt of such notice (if capable of correction), and (z) the date of termination of the Participant’s employment occurs no later than one hundred eighty (180) days after the initial occurrence of the event constituting Good Reason.
(bb)“Non-Executive Participant” means each Participant designated by the Administrator as such pursuant to the Plan.
(cc)“Participant” shall mean each Eligible Employee who is selected by the Administrator to participate in the Plan and is granted an Award pursuant to the Plan.
(dd)“Participant Agreement” shall mean, with respect to any Participant, the Participant’s employment, severance, management or similar agreement or arrangement with any member of the Company Group.
(ee)“Promote Percentage” shall have the meaning set forth in the applicable Carry Vehicle Agreement for one or more Designated JVs. Each Promote Percentage shall entitle the Participant holding such Promote Percentage to distributions pursuant to the applicable Carry Vehicle Agreement and is intended to constitute a “profits interest” within the meaning of Internal Revenue Service Revenue Procedure 93-27, 1993-2 C.B. 343, as clarified by Revenue Procedure 2001-43, 2001-2 C.B. 191.
(ff)“Qualifying Termination” shall mean, with respect to any Participant, the Participant’s termination of Continuous Service (i) due to the Participant’s death; (ii) by any member of the Company Group due to the Participant’s Disability; (iii) by any member of the Company Group without Cause; (iv) by the Participant for Good Reason; or (v) due to the Participant’s Retirement.
(gg)“Retirement” shall mean, with respect to any Participant, the Participant’s voluntary retirement from his or her service as an employee of the Company Group at a time when the Participant has (i) attained at least fifty-five (55) years of age, and (ii) completed at least ten (10) Years of Service with the Company Group, provided that the Participant has provided the Company or the Partnership with at least twelve (12) months’ advance written notice of the Participant’s retirement.  For the avoidance of doubt, if the Participant incurs a termination of Continuous Service for any reason during such notice period, such termination of Continuous Service shall not be deemed to have occurred by reason of the Participant’s Retirement for purposes of this Agreement.
(hh)“Shares” shall mean shares of common stock of the Company.
(ii)“Subsidiary” shall have the meaning set forth in the 2014 Plan.
(jj)“Target Annual Compensation” as of a given date, shall mean, with respect to any Participant, the sum of (x) such Participant’s annual base salary rate as of such date, plus (y) such Participant’s target annual bonus for the year in which such date occurs, plus (z) such Participant’s target annual equity award value for the year in which such date occurs; provided, that any amounts awarded, paid or distributed pursuant to the Plan shall not be taken into account for purposes of determining Target Annual Compensation.
(kk)“Threshold Amount” shall mean, with respect to any Appreciation Interest Award, a threshold as may be set forth in an Award Agreement or contained in the books and records of the

Company (if any) below which such Appreciation Interest Award shall not participate in payments pursuant to Section 7(b) hereof, as determined by the Administrator.
(ll)“Years of Service” shall mean, with respect to any Participant, the aggregate period of time, expressed as a number of whole years and fractions thereof, during which the Participant served as an employee of the Company Group in paid status.
3.Administration. This Plan shall be administered by the Committee, which shall have the authority to establish from time to time such regulations, and make all such determinations, as the Committee deems necessary or advisable for the administration of this Plan, including without limitation, the authority to (i) discontinue the Plan at any time (either with respect to all Designated Funds and Designated JVs or certain selected Designated Funds or Designated JVs); (ii) determine which employees of the Company Group are Eligible Employees; (iii) select which Eligible Employees shall be Participants and designate such Participants as “Executive Participants” or “Non-Executive Participants”; (iii) grant (or cause any Carry Vehicle to grant) Awards pursuant to the Plan; and (iv) determine the amounts, terms and conditions of individual Awards and Award Agreements and the Designated Funds or Designated JVs to which individual Awards relate, in each case, subject to the terms and conditions of the Plan. The Committee shall have the sole responsibility for the administration of this Plan and shall have the exclusive right to interpret the provisions of this Plan and to determine any question arising hereunder or in connection with the administration of this Plan, including the remedying of any omission, inconsistency or ambiguity, and its decision or action in respect thereof shall be final, conclusive and binding upon any and all Participants and other interested persons. The Committee may, in its sole discretion, delegate its responsibilities under this Plan to one or more officers of the Company and/or to one or more member(s) of the Committee or of the Board, in any case, subject to applicable laws and such conditions and limitations as the Committee shall prescribe; provided, that in no event shall any officer of the Company be delegated the authority to grant Awards to, or amend Awards held by, individuals who are subject to Section 16 of Securities Exchange Act of 1934, as amended, or officers of the Company to whom the authority to grant or amend Awards has been delegated hereunder. The Committee may at any time rescind the authority so delegated or appoint a new delegatee.
4.Eligibility; Award Determinations; Participants; Reallocation; Award Agreements.
(a)Eligibility. Eligible Employees shall be eligible to participate in and receive Awards under the Plan.
(b)Award Determinations.  The Administrator shall determine the allocation of Awards among Participants with respect to any Carry Vehicle. The Administrator shall grant, or cause the applicable Carry Vehicle to grant, as applicable, Carried Interest Awards to Executive Participants and Appreciation Interest Awards to Non-Executive Participants. With respect to each Award, the Administrator may determine, as applicable: (i) the date of grant; (ii) the Carry Vehicle(s) to which such Award relates; (iii) the Carried Interest Percentage, Promote Percentage or Appreciation Interest Percentage (as applicable) of such Award and, if applicable, the Threshold Amount of such Award; (iv) the vesting terms and conditions applicable to such Award; and (v) any applicable transfer restrictions, repurchase rights and such other terms and conditions as the Administrator may determine, in each case, subject to the terms and conditions of the Plan.  Awards of Appreciation Interest Rights may, if so determined by the Administrator, be granted under the 2014 Plan (or any successor plan thereto).
(c)Reallocation. To the extent that any Award (or portion thereof) is forfeited or expires for any reason, such forfeited or expired Award (or portion thereof) shall again become available for issuance by the Administrator under one or more new Awards.

(d)Award Agreements. Each Award shall be evidenced by an Award Agreement, which shall set out the Carried Interest Percentage, Promote Percentage or Appreciation Interest Percentage (as applicable) subject to such Award, and shall include such other terms and conditions (consistent with the Plan) as may be determined by the Administrator.
(e)Distribution Threshold; Threshold Amount. Subject to and in accordance with the applicable Carry Vehicle Agreement, the Distribution Threshold applicable to any Carried Interest Percentage or Promote Percentage (if any) may be increased or otherwise adjusted as determined by the Partnership to reflect capital contributions made to the applicable Carry Vehicle after the issuance of such Carried Interest Percentage or Promote Percentage, or other changes in the capitalization of the applicable Carry Vehicle that the Partnership determines warrant adjustment to preserve the intended economics of such Carried Interest Percentage or Promote Percentage; provided that no such adjustment shall be made to the extent such adjustment would cause such Carried Interest Percentage or Promote Percentage to cease to qualify as “profits interests” for federal income tax purposes. In the event that any such adjustments are made to the Distribution Threshold in accordance with the foregoing sentence, the Administrator may determine in its discretion to adjust the Threshold Amount applicable to any Appreciation Interest Percentages corresponding to such Carried Interest Percentages or Promote Percentages.
5.Vesting.
(a)General. Unless otherwise determined by the Administrator and/or set forth in the applicable Award Agreement, subject to Sections 5(b) and 6 below, each Award granted hereunder shall vest upon the satisfaction of both the Service Condition and the Performance Condition as follows:
(i)Twenty-five percent (25%) of the Award shall satisfy the “Service Condition” on each of the first four (4) anniversaries of the applicable vesting commencement date set forth in the applicable Award Agreement (the “Vesting Commencement Date”), subject to the applicable Participant’s Continuous Service through the applicable date on which the Service Condition is satisfied; provided, that:

(x) if the Award is a Carried Interest Award, then such Award shall satisfy the Service Condition in full (to the extent not previously satisfied) upon the Initial Carried Interest Payment Date with respect to the Designated Funds or Designated JVs covered by the Carry Vehicle to which the Award relates, subject to the applicable Participant’s Continuous Service through the Initial Carried Interest Payment Date; and

(y) if the Award is an Appreciation Interest Award, then any portion of such Award that has not satisfied the Service Condition as of the Initial Carried Interest Payment Date with respect to the Designated Funds or Designated JVs covered by the Carry Vehicle to which the Award relates shall satisfy the Service Condition (and shall become Fully Vested) on the applicable Service Condition satisfaction date(s) following the Initial Carried Interest Payment Date, subject to the applicable Participant’s Continuous Service through the applicable Service Condition satisfaction date(s); and

(ii)one hundred percent (100%) of the Award will satisfy the “Performance Condition” on the first Carried Interest Payment Date under the Carry Vehicle Agreement to which the Award relates as a result of the applicable performance hurdle(s) for distribution of Carried Interest set forth in any relevant Designated Fund Agreement or Designated JV Agreement being satisfied (such hurdles, the “Performance Hurdle” and such date, the “Initial Carried Interest Payment Date”).

Notwithstanding the foregoing vesting schedule set forth in this Section 5(a) or anything to the contrary in the Plan, no portion of an Award shall become Fully-Vested unless and until the applicable Performance Hurdle has been satisfied as of the applicable Initial Carried Interest Payment Date.

(b)Acceleration.  Notwithstanding Section 5(a) above:
(i)In the event that a Participant incurs a Qualifying Termination (other than due to the Participant’s death or due to a termination by the Company Group due to the Participant’s Disability) prior to any Award held by such Participant satisfying the Service Condition in full, subject to and conditioned upon the Participant’s execution of a general release of claims in a form prescribed by the Company (the “Release”) within twenty-one (21) days (or forty-five (45) days if necessary to comply with applicable law) after the date of such Qualifying Termination and, if the Participant is entitled to a seven (7) day post-signing revocation period under applicable law, the Participant’s non-revocation of such Release during such seven (7) day period, the Award shall satisfy the Service Condition (to the extent not then-satisfied) on the fifty-fifth (55th) day following the date of such Qualifying Termination with respect to a pro-rata portion of the Award determined by multiplying (x) the portion of the Award that would have satisfied the Service Condition on the first regularly scheduled Service Condition satisfaction date following the date of such Qualifying Termination had the Participant remained in Continuous Service through such date, by (y) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Service Condition satisfaction date (or, if none, from the Vesting Commencement Date) of the Award through and including the date of such Qualifying Termination, and the denominator of which is three hundred and sixty-five (365) (and, for clarity, the Award will, following such Qualifying Termination, remain outstanding and eligible to satisfy the Service Condition on such date if the Release has become effective and, if applicable, irrevocable and (to the extent that the Service Condition has not previously been satisfied) will be forfeited without payment on such date if the Release has not become effective and, if applicable, irrevocable on or before such date).
(ii)In the event that a Participant incurs a Qualifying Termination due to the Participant’s death or due to a termination by the Company Group due to the Participant’s Disability, in any case, prior to any Award held by such Participant satisfying the Service Condition in full, the Award shall satisfy the Service Condition in full (to the extent not then-satisfied) on the date of such Qualifying Termination.
(iii)In the event that a Participant incurs a Qualifying Termination on or within twelve (12) months following a Change in Control (as defined in the 2014 Plan or any successor plan thereto), the Administrator may determine, in its sole discretion, whether to accelerate the satisfaction (in whole or in part) of the Service Condition and/or Performance Condition, as applicable, with respect to any Award held by such Participant and/or whether to accelerate payment of the Award (in whole or in part) in connection with such Qualifying Termination.
6.Termination; Forfeiture.
(a)Qualifying Termination. In the event that a Participant incurs a Qualifying Termination prior to any Award held by such Participant becoming Fully-Vested, subject to and conditioned upon the Participant’s (or the Participant’s estate’s) timely execution and, if applicable, non-revocation of the Release within the time frame set forth in Section 5(b)(i) above, any portion of the Award that has satisfied the Service Condition as of the date of such Qualifying Termination (after taking into consideration any accelerated satisfaction of the Service Condition that may occur in connection with such termination, if any), will remain outstanding and eligible to satisfy the Performance Condition and become Fully-Vested upon the Initial Carried Interest Payment Date with respect to the Carry Vehicle to which the Award relates that occurs following the grant date of such Award in accordance with the terms of Section 5(a)(ii) above.  Any portion of the Award that has not satisfied the Service Condition (after taking into consideration any accelerated satisfaction of the Service Condition that may occur in connection with such termination, if any) as of the date of the Qualifying Termination shall thereupon automatically and without further action be cancelled and forfeited without payment of any consideration therefor, and the Participant shall have no further right or interest in or with respect thereto.
(b)Other Terminations.  Unless otherwise determined by the Administrator and/or set forth in the applicable Award Agreement, in the event that a Participant incurs a termination of Continuous Service for any reason other than as described in Section 6(a) above (including, for clarity, due to a termination by any member of the Company Group for Cause), any Award held by the Participant as of the date of such termination shall (regardless of whether the Service Condition and/or Performance Condition has been satisfied) thereupon automatically and without further action be cancelled and forfeited without payment of any consideration therefor, and the Participant shall have no further right or interest in or with respect to any such Award.
(c)Failure to Satisfy Performance Hurdles.  If, as of the final Carried Interest Payment Date with respect to a Carry Vehicle, none of the applicable Performance Hurdles for distribution set forth in the relevant Designated Fund Agreements or Designated JV Agreements have been satisfied (and, as a result, no portion of the applicable Award becomes Fully-Vested upon the Carried Interest Payment Date), the Award shall thereupon automatically and without further action be cancelled and forfeited without payment of any consideration therefor, and the Participant shall have no further right or interest in or with respect thereto.
7.Distributions and Payments; Award Limits.
(a)Carried Interest Awards. Subject to Section7(d) below, Participants holding a Carried Interest Percentage or Promote Percentage will be entitled to distributions in respect of such Carried Interest Percentage or Promote Percentage, as applicable, pursuant to and in accordance with the applicable Carry Vehicle Agreement and the applicable Award Agreement.
(b)Appreciation Interest Awards.
(i)Subject to Section 7(d) below, upon each Carried Interest Payment Date with respect to any Carry Vehicle, the Administrator shall determine the amount payable in respect of each Participant holding a Fully-Vested Appreciation Interest Percentage (or portion thereof) related to such Carry Vehicle (the “Payment Amount”), which shall equal the amount distributed in respect of an equivalent Fully-Vested Carried Interest Percentage or Promote Percentage with respect to such Carry Vehicle as of each such Carried Interest Payment Date (assuming, to the extent applicable, the corresponding Carried Interest Percentage or Promote Percentage had an initial Distribution Threshold (as defined in the applicable Carry Vehicle Agreement) equal to the Threshold Amount (if any) of the Appreciation Interest Percentage (of portion thereof)), as determined by the Administrator in its sole discretion.
(ii)The Company shall (or shall cause another member of the Company Group to) pay the Payment Amounts to Participants holding such Fully-Vested Appreciation Interest Awards (i) with respect to the Initial Carried Interest Payment Date and any other Carried Interest Payment Date that occurs on or prior to the date on which the Award (or portion thereof) becomes Fully-Vested, no later than March 15 of the calendar year following the calendar year in which the Award (or portion thereof) becomes Fully-Vested and (ii) with respect to any Carried Interest Payment Date that occurs following the date on which the Award becomes Fully-Vested no later than March 15 of the calendar year following the calendar year in which such Carried Interest Payment Date occurs, in each case, subject to the applicable Participant’s Continuous Service through the applicable payment date (except as otherwise set forth in

Section 6(a) above).
(iii)Any Payment Amounts may be in the form of fully-vested Shares, fully-vested Partnership units cash or a combination thereof, as determined by the Administrator in its discretion, with any Shares issued having a fair market value (as determined by the Administrator) equal to the applicable Payment Amount (or portion thereof being paid in Shares).  The form(s) of payment in respect of Payment Amounts may differ among Participants and among Designated Fund/JVs.  Any Shares issued in respect of any Payment Amount may (but, except as may be required by applicable stock exchange rules, shall not be required to) be issued under the 2014 Plan (or any successor plan thereto), to the extent permitted by the terms thereof.
(c)Award Limit.  Notwithstanding anything herein to the contrary, in no event shall any Participant receive aggregate payments or distributions pursuant to Awards under the Plan with respect to any calendar year in excess of three (3) times the Participant’s Target Annual Compensation as of the date of any such payment or distribution to the Participant (or, if a Participant is not employed by the Company Group on such Carried Interest Payment Date, then three (3) times the Participant’s Target Annual Compensation as of the day immediately prior to the date on which the Participant’s employment with the Company Group terminated).
(d)Limits on Distributions. Notwithstanding anything to the contrary in the Plan, in no event shall more than fifty percent (50%) of the aggregate carried interest or promote distributions, as applicable, made under the applicable Carry Vehicle Agreement be paid to holders of Carried Interest Awards and Appreciation Interest Awards under the Plan in respect of such Awards.
8.Section 409A.  The Company intends that the Plan shall be interpreted, construed and administered in accordance with the applicable requirements of Section 409A of the Code and related Department of Treasury guidance thereunder (together, “Section 409A”).  Notwithstanding the foregoing or any provision of the Plan to the contrary, in the event that the Committee determines that any Award (or portion thereof) may become subject to income inclusion under Section 409A, the Committee may adopt such amendments to the Plan or take any other actions (including amendments and actions with retroactive effect), that the Committee determines are necessary or appropriate to avoid such income inclusion, including without limitation, actions intended to (a) exempt the Award from Section 409A, or (b) comply with the requirements of Section 409A; provided, however, that nothing in this Section 8 shall create any obligation on the part of the Company to adopt any such amendment or take any other such action or any liability for any failure to do so.  In no event shall the Company or any other member of the Company Group have any obligation to indemnify or otherwise compensate any Participant for any taxes or interest imposed under Section 409A or similar provisions of state law.  To the extent (i) any payments to which a Participant becomes entitled under the Plan or any Award Agreement in connection with the Participant’s termination of Continuous Service constitute deferred compensation subject to Section 409A and (ii) the Participant is deemed at the time of such termination to be a “specified employee” under Section 409A, then such payment or payments constituting deferred compensation will not be made or commence until the earlier of (x) the expiration of the six (6)-month period measured from the date of such Participant’s “separation from service” (within the meaning of Section 409A) with the Company Group and (b) the date of such Participant’s death following such separation from service. Upon the expiration of the applicable six (6)-month delay, any payments which would have otherwise been made during that period in the absence of the preceding sentence will be paid to such Participant or such Participant’s estate (without interest) in a single, lump sum payment.
9.Amendment or Termination of Plan. Except as otherwise provided herein (including, without limitation, the Committee’s ability to discontinue this Plan or any Designated Fund/JV’s inclusion in this Plan), the Committee may amend or terminate this Plan at any time or from time to time.

10.Limitation of Liability. Subject to its obligation to make payments as provided for hereunder, none of the Company, any other member of the Company Group or any person acting on its behalf, shall be liable for any act performed or the failure to perform any act with respect to this Plan, except in the event that there has been a judicial determination of willful misconduct on the part of the Company Group or such person. The Company Group is not under any obligation to fund any of the payments required to be made hereunder in advance of their actual payment or to establish any reserves with respect to this Plan.
11.Adjustments.
(a)With respect to any “equity restructuring” event (within the meaning of FASB ASC Topic 718) that could result in an additional compensation expense to the Company, any Carry Vehicle or any Designated Fund/JV pursuant to the provisions of FASB ASC Topic 718 if adjustments to Awards with respect to such event were discretionary, the Administrator shall equitably adjust the Carried Interest Percentage and/or Appreciation Interest Percentage covered by outstanding Awards and the terms and conditions of such Award to equitably reflect such event and shall adjust the Carried Interest Percentage and/or Appreciation Interest Percentage (or other securities or property) with respect to which Awards may be granted under the Plan after such event. With respect to any other similar event that would not result in an FASB ASC Topic 718 accounting charge if the adjustment to Awards with respect to such event were subject to discretionary action, the Administrator shall have complete discretion to adjust Awards and the Carried Interest Percentage and/or Appreciation Interest Percentage (or other securities or property) with respect to which Awards may be granted under the Plan in such manner as it deems appropriate with respect to such other event.
(b)In the event of any non-cash distribution, merger, consolidation or other transaction or change affecting the equity securities of any Carry Vehicle or Designated Fund/JV, other than an “equity restructuring” (within the meaning of FASB ASC Topic 718), the Administrator may equitably adjust or otherwise determine the treatment of Carried Interest Percentages and Appreciation Interest Percentages covered by outstanding Awards.
12.Miscellaneous.
(a)83(b) Election; Form W-9.  Unless otherwise determined by the Administrator in its sole discretion, each Participant who is granted a Carried Interest Award shall be required to make a timely election under Section 83(b) of the Code with respect to the Carried Interest Percentage subject to such Award, and the grant of such Award shall be conditioned on the Participant timely making such Section 83(b) election. Each Participant who is granted a Carried Interest Award shall also be required to deliver to the Company a true, correct and complete Internal Revenue Service Form W-9, duly executed by the Participant.
(b)No Contract for Continuing Service. This Plan shall not be construed as creating any contract for continued employment or other service between the Company or any member of the Company Group and any Participant and nothing herein contained shall give any Participant the right to be retained as an employee of the Company or any member of the Company Group.
(c)Clawback. All Awards and amounts payable under this Plan (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a Participant upon any receipt or payment of any Award or upon the receipt or resale of any Shares issued pursuant to or units underlying the Award) shall be subject to (i) the Company’s Policy for Recovery of Erroneously Awarded Compensation and (ii) any other Company clawback or recoupment policy adopted by the Company.

(d)No Rights to Awards. No Eligible Employee or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Eligible Employees, Participants or any other persons uniformly.
(e)Unfunded Plan. This Plan shall be unfunded and shall not create (or be construed to create) a trust or separate fund. Likewise, this Plan shall not establish any fiduciary relationship between the Company or any other member of the Company Group and any Participant. To the extent that any Participant holds any rights by virtue of an award under this Plan, such right shall be no greater than the right of an unsecured general creditor of the Company or any other member of the Company Group.
(f)Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflict of laws.
(g)Tax Withholding. The Company Group shall have the right to deduct or withhold from all payments hereunder, or to require a Participant to remit to the Company Group, an amount sufficient to satisfy all applicable federal, state and local taxes required by law to be withheld with respect to such payments.
(h)Effect on Other Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for any member of the Company Group. Nothing in the Plan shall be construed to limit the right of the Company Group to establish any other forms of incentives or compensation for employees of the Company Group.
(i)Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any other member of the Company Group except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.
(j)Terms May Vary Between Awards. The terms and conditions of each Award shall be determined by the Administrator in its sole discretion and the Administrator shall have complete flexibility to provide for varied terms and conditions as between any Awards, whether of the same or different Award type and/or whether granted to the same or different Participants (in all cases, subject to the terms and conditions of the Plan).
(k)REIT Status. The Plan shall be interpreted and construed in a manner consistent with the Company’s status as a real estate investment trust within the meaning of Sections 856 through 860 of the Code (“REIT”) No Award shall be settled in the form of Shares:
(i)to the extent that such settlement could cause the Participant or any other person to be in violation of the Common Stock Ownership Limit or the Aggregate Stock Ownership Limit (each as defined in the Company’s charter, as amended from time to time) or any other provision of Section 6.2.1 of the Company’s charter; or
(ii)if, in the discretion of the Administrator, such settlement of such Award could impair the Company’s status as a REIT.
(l) Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan, and the payment or settlement of Awards under the Plan are subject to compliance with all applicable laws and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any Shares or other securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such Shares or other securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable laws. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable law.
(m)Successors and Assigns. The terms of the Plan shall be binding upon and inure to the benefit of the Company and its successors and assigns.
(n)Enforceability. If any portion or provision of this Plan shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Plan, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Plan shall be valid and enforceable to the fullest extent permitted by law.
(o)Waiver. No waiver by the Company or any Carry Vehicle of a breach of any provision of the Plan, which includes any Award Agreement entered into hereunder, by any Participant, or of compliance with any condition or provision of the Plan or any Award Agreement to be performed by any Participant, will operate or be construed as a waiver by the Company or of any Carry Vehicle of any subsequent breach of any similar or dissimilar provision or condition at the same or any subsequent time. The failure of the Company or the applicable Carry Vehicle to take any action by reason of any such breach will not deprive the Company or the applicable Carry Vehicle of the right to take action at any time.
(p)Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

* * * * *

EXHIBIT A

I. Designated Funds

1.	[ ⚫ ]*
2.	[ ⚫ ]*

II. Designated JVs

1.	[ ⚫ ]*
2.	[ ⚫ ]*
3.	[ ⚫ ]*
4.	[ ⚫ ]*
5.	[ ⚫ ]*
6.	[ ⚫ ]*
7.	[ ⚫ ]*
8.	[ ⚫ ]*
9.	[ ⚫ ]*
10.	[ ⚫ ]*
11.	[ ⚫ ]*

[*] Confidential information has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.